EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Deborah Abraham Director, Investor Relations 212-287-8289

CHARLES PERRIN ELECTED NON-EXECUTIVE CHAIRMAN OF WARNACO BOARD OF DIRECTORS

NEW YORK – March 2, 2004 – The Warnaco Group, Inc. (NASDAQ: WRNC) today announced that at a meeting of Warnaco’s Board of Directors on March 2, 2004, Charles R. Perrin was elected Non-Executive Chairman of the Board. Since January 7, 2004, Perrin had been Acting Non-Executive Chairman.

Mr. Perrin joined Warnaco’s Board in April 2003. He previously served as Chairman and CEO of Avon Products, Inc. and Chairman and CEO of Duracell International, Inc. He is also the Chairman of Clearpool, Inc. and a member of the Board of Directors of Campbell Soup Company. Mr. Perrin holds a B.A. from Trinity College and an M.B.A. from Columbia University.

Joe Gromek, Warnaco’s President and Chief Executive Officer, said, “Charlie has a unique blend of skills, experience and leadership talent that has been of great benefit to Warnaco. The entire Board is thankful to him for assuming this responsibility in January on an acting basis, and we very much look forward to his continued leadership.”

Charles Perrin added, “I am pleased to have been asked by my peers on the Board to serve as Non-Executive Chairman. I am excited to continue our work to strengthen, extend and expand Warnaco’s superior portfolio of brands.”

About The Warnaco Group, Inc.

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men’s and women’s sportswear and accessories under such owned and licensed brands as Warner’s®, Olga®, Lejaby®, Body Nancy Ganz™, JLO Lingerie by Jennifer Lopez, Chaps Ralph Lauren®, Calvin Klein® men’s and women’s underwear, men’s accessories, men’s, women’s, junior women’s and children’s jeans and women’s and juniors swimwear, Speedo® men’s, women’s and children’s swimwear, sportswear and swimwear accessories, Anne Cole Collection®, Cole of California®, Catalina® and Nautica® swimwear.

Additional Contacts:
Media: Doug Morris Gavin Anderson & Co. 212-515-1964	Investors: Allison Malkin Integrated Corporate Relations 203-222-9013

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